Exhibit 10.83

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of December 11, 2009 (the “Effective Date”) is by and between The Children’s Place Retail Stores, Inc., a Delaware corporation (the “Company”), and Jane T. Elfers (the “Executive”).

WHEREAS, the Company and the Executive wish to enter into this Employment Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed between the Company and the Executive as follows:

1.                                       Employment.  The Company agrees to employ the Executive and the Executive agrees to employment with the Company on the terms and conditions set forth in this agreement (the “Agreement”).

2.                                       Term.  The term of the Executive’s employment under this Agreement (the “Term”) shall commence on January 4, 2010 (the “Start Date”) and, subject to the earlier termination of the Term as provided in Section 5 below, shall continue through the last day of the Company’s fiscal year ending immediately following the third (3rd) anniversary of the Start Date (the “Expiration Date”); provided, however, that the Term shall automatically renew for successive one-year terms (each, a “Renewal Period”) after the Expiration Date, subject to its nonrenewal if either the Company or the Executive gives the other party hereto written notice at least ninety (90) days’ prior to the Expiration Date or the end of the then-current Renewal Period, as applicable (a “Non-Renewal Notice”) of its or her intent not to renew the Term, during which 90 day period, the Executive shall, for so long as she is employed by the Company, continue to accrue benefits and entitlements under each employee and welfare benefit plan and program, and shall continue to accrue entitlements and vest, as applicable, under each equity and incentive compensation plan, in each case, in which she participates at the relevant time and to the extent provided by the terms of such plan or program.  For purposes of clarification, each Renewal Period shall be subject to earlier termination as provided in Section 5 below.

3.                                       Positions; Duties.

(a)                                  During the Term, the Executive shall serve as Chief Executive Officer and President of the Company and each of its subsidiaries.  The Executive shall be responsible for the general management of the business and affairs of the Company and each of its subsidiaries, shall report solely and directly to the Board of Directors of the Company (the “Board”), and shall have all of the authorities, duties and responsibilities customarily exercised by an individual serving as chief executive officer and president of a public company of the size, complexity and nature of the Company and its subsidiaries, as well as such other duties consistent with her position and titles as are reasonably assigned by the Board.  The Executive shall, at the request of the Chair of the Board, meet on a regular basis with the Chair of the Board.

(b)                                 At the first meeting of the Board following the Effective Date (the “Meeting Date”), the Company shall request the Board to elect the Executive to the Board as a Director.  During the Term, at each annual meeting of stockholders at which Directors are to be considered for election, the Company shall nominate the Executive for election as a Director if her term as a Director is expiring.

(c)                                  During the Term, the Executive shall devote substantially all of her business time and attention to the business and affairs of the Company and other enterprises controlled by the Company and shall use her best efforts, skills and abilities in the diligent and faithful performance of her duties and responsibilities hereunder.  Notwithstanding the foregoing, the Executive may (i) engage in personal investment activities for herself and her family, (ii) engage in charitable and civic activities, (iii) serve on the board of directors of the educational institution on which she currently serves, and (iv) serve on one board of directors of another enterprise (whether civic, charitable, educational or for profit) which is not a Competing Business (as defined in Section 7(a) hereof), provided the outside activities set forth in (i), (ii) and (iii) hereof do not interfere or conflict with Executive’s performance of her duties and responsibilities hereunder in any material respect.

(d)                                 During the Term, the Executive’s principal office and principal place of employment shall be within a 50 mile radius of midtown Manhattan, New York City or such other place that the Executive consents to in writing; provided that the Executive understands that she shall be required to travel domestically and internationally from time to time for business reasons as the Company may, in its reasonable discretion, require.

(e)                                  During the Term, Executive will be subject to all of the written policies, rules and regulations of which Executive is given notice applicable to senior executives of the Company and will in good faith attempt to comply with all reasonable directions and instructions of the Board which are consistent with her position and titles.

4.                                       Compensation.

(a)                                  Base Salary.  During the Term, the Company shall pay to the Executive a base salary at the rate of one million dollars ($1,000,000) on an annualized basis (the “Base Salary”), which Base Salary shall be payable in equal installments in accordance with the Company’s normal payroll procedures for other senior executives, but not less frequently than monthly.  The Base Salary shall be reviewed annually by the Board (or an authorized committee thereof) and shall be subject to increase (but not decrease) at the discretion of the Board (or such authorized committee).  After any such increase, the term “Base Salary” as used in this Agreement shall thereafter refer to the Base Salary as so increased.

(b)                                 Stock Awards.  On the Start Date, the Company shall execute and deliver to the Executive the stock award agreements in the form of Exhibits A and B hereto, with the applicable numbers of shares of common stock of the Company inserted pursuant to the instructions set forth in such award agreements.

(c)                                  Annual Bonus.  For each fiscal year of the Company commencing during the Term, beginning with the Company’s fiscal year commencing on January 30, 2010 and ending on January 31, 2011 (the “2010 Fiscal Year”), the Executive shall be eligible to receive an annual performance-based cash bonus award (each, an “Annual Bonus”) pursuant to the Company’s annual bonus plan.  The target amount of each Annual Bonus shall be equal to 100% of the Executive’s Base Salary (the “Target Bonus”) and the maximum amount of the Annual Bonus shall be 200% of the Executive’s Base Salary (the “Maximum Bonus”). The actual Annual Bonus shall be earned and paid based on the achievement of performance measure(s) (each, a “Performance Measure”) as described below.

The Performance Measure(s) shall be established by the Compensation Committee of the Board (the “Compensation Committee”) no later than the end of the first quarter of each fiscal year commencing during the Term.  The Compensation Committee shall establish a Performance Measure for the Target Bonus and a Performance Measure for the Maximum Bonus for each such fiscal year; provided that the Target Bonus for the 2010 Fiscal Year shall be earned if Operating Income (as defined below) for the 2010 Fiscal Year is 110% of the Operating Income achieved for the fiscal year of the Company ending January 29, 2010 (the “Target Operating Income”), and the Maximum Bonus for the 2010 Fiscal Year shall be earned if Operating Income for the 2010 Fiscal Year is 120% of such Target Operating Income; and provided, further, that notwithstanding the foregoing, for the 2010 Fiscal Year, Executive shall receive an Annual Bonus of no less than one million dollars ($1,000,000).

The Annual Bonus (whether it is the Target Bonus, the Maximum Bonus or an amount between the Target Bonus and the Maximum Bonus) earned for any fiscal year shall correspond to the Performance Measure(s) achieved for the applicable fiscal year of the Company when compared to the corresponding target Performance Measure(s).  Such comparison shall be made on a straight-line interpolated basis and by reference to the Company’s audited consolidated financial statements for the applicable fiscal year.

“Operating Income”, for purposes of the foregoing, shall mean the Company’s consolidated annual operating income as set forth on the Company’s annual audited consolidated statement of operations for the applicable period, adjusted to exclude non-recurring items.

The Executive shall be paid an Annual Bonus for a fiscal year at the same time as other senior executives of the Company receive annual bonuses for such fiscal year, but in no event later than 75 days following the close of the fiscal year of the Company for which the Annual Bonus is earned.  Subject to Section 6 below, to receive an Annual Bonus with respect to a fiscal year, the Executive must be employed by the Company on the date such bonus is paid.

(d)                                 Long-Term Incentive Awards.  In addition to the Annual Bonuses, for each fiscal year during the Term, the Executive shall be eligible to receive awards under the Company’s Long-Term Incentive Plan (or any successor(s) to such Plan) (each, an “LTIP Award”), with the annual performance metrics thereunder to be established during the first quarter of each fiscal year by the Compensation Committee.  The Compensation Committee shall review the achievement of performance targets in respect of LTIP Awards to the Executive on an annual basis.

(e)                                  Additional Equity.  During the Term, the Executive shall be eligible to be granted equity interests in the Company pursuant to the Company’s Amended and Restated 2005 Equity Plan (and any successor(s) to such Plan) (the “2005 Equity Plan”) and any other equity plan of the Company, in any case, at the same time and on a basis which is no less favorable to the Executive than the most favorable basis on which such equity interests are granted to any other senior executive officer of the Company; provided, however, that the foregoing shall not apply to any equity interests granted to any senior executive officer in connection with his or her initial hire or promotion or other grants not in the regular course.

(f)                                    Executive Benefits, Perquisites and Expenses.

(i)                                     Benefits and Perquisites.  During the Term, the Executive shall be eligible to participate in all employee benefit and all perquisite plans, programs and arrangements offered by the Company (including without limitation, all insurance coverage, vacation, retirement, savings and stock purchase plans and perquisites) as the Company generally makes available to senior executives of the Company from time to time.  Except as otherwise specifically provided by a benefit plan or program established by the Company or as provided by separate written agreement with the Company, the Executive’s Base Salary shall constitute the compensation on the basis of which the amount of the Executive’s benefits under any such plan or program shall be determined.

(ii)                                  Other Benefits.  During the Term, the Executive shall be provided financial planning and tax preparation services (not to exceed $20,000 annually), payment or reimbursement for the premium cost (not to exceed $10,000 annually) of supplemental life insurance, and payment or reimbursement for the premium cost (not to exceed $25,000 per year) of supplemental long-term disability insurance.  In addition, during the Term, the Company shall provide the Executive for her use, at the Company’s expense, an automobile commensurate with the Executive’s needs and position as the Company’s most senior executive officer and shall provide the Executive with a suitably experienced driver satisfactory to the Executive who shall be on the Company’s payroll, including benefits, and shall be appropriately insured by the Company.  The Company shall be responsible for the cost of insurance, maintenance, gas, parking and other related operating expenses incurred for such automobile during the Term.  All payments or reimbursements hereunder shall be made by the Company as soon as practicable following the Executive’s presentation of appropriate support therefor in accordance with the Company’s policies for senior executives in respect thereof provided to the Executive.

(iii)                               Expenses.

(x)                                   The Company shall promptly reimburse the Executive for all out-of-pocket business expenses as may be reasonably incurred by her in the performance of her duties hereunder during the Term, subject to the Company’s policies for senior executives in respect thereof provided to the Executive.

(y)                                 The Company shall also promptly reimburse the Executive for, or at the Executive’s request pay directly on the Executive’s behalf, all legal fees and expenses actually and reasonably incurred by her in entering into this Agreement.  In the event of any dispute between the Company and the Executive regarding Executive’s employment hereunder (or the termination thereof), the Company shall also reimburse the Executive for all reasonable legal expenses and all arbitration fees and expenses actually incurred by Executive in connection with such dispute but if and only if (1) Executive is determined by the arbitrator to have prevailed on at least one material issue in dispute, and (2) the arbitration award with respect to such material issue exceeds the amount of any offer of compromise made by the Company.

(z)                                   All reimbursements and other payments to be made to or on behalf of the Executive pursuant to this subclause (iii) shall be made by the Company as soon as practicable following submission of a request therefor by the Executive, accompanied by appropriate support therefor, in accordance with the Company’s policies for senior executives in respect thereof provided to the Executive.

(v)                                 Additional Provisions.  Notwithstanding any other provision herein, the following provisions shall apply to any reimbursement of expenses and to the provision of any in-kind benefits under this Section 4 or under any other provision of this Agreement:  (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

5.                                       Termination of Employment.  Notwithstanding any other provisions of this Agreement to the contrary, subject to Section 5(e) below, the employment of the Executive pursuant to this Agreement (and the Term) may be terminated as follows:

(a)                                  Termination by the Company for Cause or Voluntary Termination by the Executive Without Good Reason or Upon Expiration of the Term.  The Executive’s employment (and the Term) may be terminated (i) by the Company for Cause, as defined in Section 13(a) below or (ii) by the Executive without Good Reason, as defined in Section 13(d) below.  The Executive’s employment (and the Term) shall automatically terminate upon expiration of the Term if either party has given a Non-Renewal Notice to the other and the last day of the Term shall be the Date of Termination for purposes of this Agreement.

(b)                                 Termination by Either the Company or the Executive due to the Executive’s Disability.  The Executive’s employment (and the Term) may be terminated by the Company or by the Executive upon the Executive’s Disability, as defined in Section 13(c) below.

(c)                                  Termination Due to Death.  The Executive’s employment (and the Term) shall terminate upon her death and the date of her death shall be the Date of Termination for purposes of this Agreement.

(d)                                 Termination by the Company Without Cause or by the Executive for Good Reason.   The Executive’s employment (and the Term) may be terminated (i) by the Company without Cause (other than in the event of the Executive’s Disability or death, as to which Sections 5(b) and 5(c) (as applicable) above and Section 6(b) below shall be applicable) or (ii) by the Executive for Good Reason.

(e)                                  Notice of Termination.  Any termination of the Executive’s employment (and the Term) hereunder (other than the death of the Executive or as a result of the expiration of the Term if either party has given a Non-Renewal Notice to the other), whether by the Company or by the Executive, shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate (i) the specific termination provision in this Agreement relied upon and, other than in the case of a resignation by the Executive without Good Reason, shall set forth in reasonable detail the basis for termination of the Executive’s employment under the provision so indicated and (ii) the date of termination (the “Date of Termination”).  Executive agrees if she elects to terminate her employment other than for Good Reason, the Notice of Termination shall set forth a Date of Termination that is not less than sixty (60) days after the date of the Notice of Termination; provided, however, that the Company shall have the right to accelerate such notice and make the Date of Termination the date of the Notice of Termination or such other date prior to the Executive’s intended Date of Termination as the Company deems appropriate, which acceleration shall in no event be deemed a termination by the Company without Cause or constitute Good Reason.

(f)                                    Removal from any Boards and Position.  Upon the termination of the Executive’s employment with the Company for any reason, she shall be deemed to resign (i) from the Board or board of directors of any subsidiary of the Company or any other board to which she has been appointed or nominated by or on behalf of the Company, and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

6.                                       Compensation and Benefits upon Termination, Etc.

(a)                                  General.  In the case of any of the terminations described in Section 5 above, the Executive or her estate or designated beneficiary(s), as the case may be, shall be entitled, in addition to any payments and benefits applicable to the particular termination as set forth in this Section 6 below, to the following (which, in the case of subclauses (i), (ii), and (iii) below shall be paid within thirty (30) days after the Date of Termination):

(i)                                     earned, but unpaid, Base Salary through the Date of Termination;

(ii)                                  except if payable pursuant to, or by reference to, Section 6(b)(i) or Section 6(c)(i) below, if the Executive’s employment with the Company and its subsidiaries terminates more than 75 days after the close of a fiscal year of the Company, or if the Executive’s employment terminates at the expiration of the term due to the Executive’s issuance of a Non-Renewal Notice, any Annual Bonus and other incentive compensation earned with respect to such fiscal year, but not yet paid;

(iii)                               any expense reimbursement due, but not yet paid, to the Executive; and

(iv)                              to the extent not provided pursuant to applicable specific terminations as set forth above or below in this Section 6, all other payments, deliveries and benefits, if any, in accordance with all applicable plans, programs and other arrangements of the Company.

In the event that the Executive is entitled to benefits under any provision contained in this Section 6, to the extent that the Company’s plans, programs and arrangements do not permit a continuation of the Executive’s participation in a benefit plan, program or arrangement following her termination of employment for the required period, the Company shall pay the Executive, no less frequently than quarterly in advance, an amount which is sufficient for the Executive and/or her eligible dependents to purchase equivalent benefits for the remaining portion of the required period.

(b)                                 Termination Due to Death or Disability.  If the Executive’s employment terminates as a result of death or Disability, the Executive (or her estate or designated beneficiary(s) in the event of her death) shall be entitled, subject to Section 6(g) below, in addition to the payments, benefits and entitlements provided in Section 6(a) above, to the following (which in the case of subclause (i) below shall be paid within thirty (30) days following the Date of Termination):

(i)                                     payment in cash in a lump sum of any Annual Bonus earned for the most recent fiscal year ended prior to the Date of Termination, but not paid as of the Date of Termination;

(ii)                                  continued healthcare coverage under the Company’s group health plan until the earlier of (x) the expiration of twelve months after the Date of Termination and (y) the date that the Executive receives health care coverage under a plan or program of a subsequent employer.  Such healthcare coverage shall be provided pursuant to COBRA and the Company shall promptly reimburse the Executive (or her eligible beneficiaries in the event of the Executive’s death) for the applicable COBRA premiums under the Company’s group health plan.

(c)                                  Termination by the Company Without Cause or by the Executive for Good Reason or Due to Non-Renewal by the Company.  In the event that (x) the Company terminates the Executive’s employment without Cause (other than in the case of her Disability or death, as to which Section 6(b) above shall apply), (y) the Executive terminates her employment for Good Reason, or (z) the Executive’s employment terminates at the expiration of the Term due to the Company’s issuance of a Non-Renewal Notice, then, unless Section 6(d) below applies, the Executive shall, subject to Section 6(g) below, be entitled, in addition to the payments, benefits and entitlements provided in Section 6(a) above, to the following (which, in the case of subclauses (i) and (iii) below shall be paid within thirty (30) days following the Date of Termination):

(i)                                     payment in cash in a lump sum of any Annual Bonus earned for the most recent fiscal year ended prior to the Date of Termination, but not paid as of the Date of Termination;

(ii)                                  payment of a cash amount equal to the sum of (a) two (2) times the Executive’s then current Base Salary (not taking into account any reduction therein that is a basis for a termination for Good Reason) and (b) the greater of two (2) times (x) the Target Bonus or (y) the average of the immediately preceding two year’s Annual Bonuses earned by the Executive (the greater of clause (x) or (y), the “Bonus Amount”) over a period of twenty-four (24) months following the Date of Termination (the “Severance Period”).  Such amount shall be paid ratably in equal installments over the Severance Period in accordance with the Company’s customary payroll practices, commencing on the next regular pay date following the date that the Release becomes effective and is no longer subject to revocation;

(iii)                               payment in cash in a lump sum of a pro-rata portion (based on the number of days elapsed in the applicable fiscal year of the Company until the Date of Termination divided by 365) of the Target Bonus for the fiscal year in which her employment terminates payable on the next regular pay date following the date the Release becomes effective and is no longer subject to revocation; and

(iv)                              continued healthcare coverage under the Company’s group health plan until the earlier of (x) the expiration of the Severance Period, (y) the date that the Executive’s COBRA coverage expires, and (z) the date that the Executive receives health care coverage under a plan or program of a subsequent employer.  Such healthcare coverage shall be provided pursuant to COBRA and the Company shall promptly reimburse the Executive for her COBRA premiums under the Company’s group health plan.  To the extent that Executive’s coverage under the Company’s group health plan expires (other than for the reason set forth in clause (z) above) before the expiration of the Severance Period, the Company shall promptly reimburse the Executive for the cost of comparable replacement coverage for the balance of the Severance Period.

(d)                                 Termination Following a Change in Control,

(i)  If, within two (2) years following the occurrence of a Change in Control (as defined in Section 13(b) below) which constitutes a “change in control event” within the meaning of Treas. Reg. §1.409A- 3(i)(5)(i), the Company terminates the Executive’s employment without Cause or the Executive terminates her employment for Good Reason or the Executive’s employment terminates due to the Company’s issuance of a Non-Renewal Notice, the Executive shall be entitled, in addition to the benefits provided in Sections 6(a), 6(c)(i) and 6(c)(iii) above (and in lieu of the benefits provided in 6(c)(ii) and 6(c)(iv) above), to the following:

(A)                              a lump sum cash severance payment in an amount equal to three (3) times the sum of Executive’s Base Salary and the Bonus Amount.  Such amount shall be paid to the Executive within ten (10) business days following the Executive’s Date of Termination (or, if later, upon the expiration of the revocation period, if applicable, under the release required by Section 6(g) below); and

(B)                                continued healthcare coverage under the Company’s group health plan until the earlier of (x) the expiration of the 36-month period following the Date of Termination, (y) the date that the Executive’s COBRA coverage expires, and (z) the date that the Executive receives health care coverage under a plan or program of a subsequent employer.  Such healthcare coverage shall be provided pursuant to COBRA and the Company shall promptly reimburse the Executive for her COBRA premiums under the Company’s group health plan.  To the extent that Executive’s coverage under the Company’s group health plan expires (other than for the reason set forth in clause (z) above) earlier than 36 months after the Date of Termination, the Company shall promptly reimburse the Executive for the cost of comparable replacement coverage for the balance of such 36-month period in the manner provided in the last paragraph of Section 6(a) above.

(ii)                                  If, within two (2) years following the occurrence of a Change in Control which does not constitute a “change in control event” within the meaning of Treas. Reg. §1.409A- 3(i)(5)(i), the Company terminates the Executive’s employment without Cause or the Executive terminates her employment for Good Reason or the Executive’s employment terminates due to the Company’s issuance of a Non-Renewal Notice, the Executive shall be entitled, in addition to the benefits provided in Sections 6(a), 6(c)(i) and 6(c)(iii) above (and in lieu of the benefits provided in 6(c)(ii) and 6(c)(iv) above), to the following:

(A)                              The Executive shall be entitled to receive the same benefits that she would have been entitled to receive under Section 6 (c)(ii) upon such termination of her employment if no Change in Control had occurred, with such benefits payable at the same times and in the same form as therein provided, except that (1) the amount of the payments that would have been so paid to the Executive under Section 6(c)(ii) from her Date of Termination through March 15 of the calendar year immediately following the calendar year in which her Date of Termination occurs shall not be paid to her in such form but shall be paid to her instead in the form of an immediate cash lump sum; (2) the amount of the additional payments that would have been so paid to the Executive under Section 6(c)(ii) during the period from March 15 of the calendar year immediately following the calendar year in which her Date of Termination occurs until such time thereafter during the Severance Period therein specified as the aggregate amount of such additional payments would have equaled but not exceeded the maximum amount  qualifying for exemption from the requirements of Section 409A (as defined in Section 25 below) pursuant to Treas. Reg. 1.409A-1(b)(9)(iii), shall not be paid to her in the form of periodic payments but shall be paid to her instead in the form of an immediate cash lump sum; and (3) the amount of the payments that would have been paid to the Executive under Section 6(c)(i) during the remaining portion of the Severance Period therein specified shall be paid to her during such period in the form of periodic payments as provided in Section 6(c)(ii).

(B)                                The Executive shall also be entitled to receive an additional amount equal to the sum of (1) her Base Salary as in effect immediately prior to her Date of Termination (not taking into account any reduction therein that is a basis for a termination for Good Reason), plus (2) her Bonus Amount, as determined in the manner provided in Section 6(c)(ii). The additional amount so payable to the Executive shall be paid to her in the form of an immediate cash lump sum.

(C)                                The lump sum cash payments to be made to the Executive pursuant to Section 6(d)(ii)(A)(1) and (2) and Section 6(d)(ii)(B) above shall be made within ten (10) business days following the Executive’s Date of Termination (or, if later, upon the expiration of the revocation period, if applicable, under the release required by Section 6(g) below).

(D)                               The Executive shall also be entitled to receive continued healthcare coverage under the Company’s group health plan until the earlier of (x) the expiration of the 36-month period following the Date of Termination, (y) the date that the Executive’s COBRA coverage expires, and (z) the date that the Executive receives health care coverage under a plan or program of a subsequent employer.  Such healthcare coverage shall be provided pursuant to COBRA and the Company shall promptly reimburse the Executive for her

COBRA premiums under the Company’s group health plan.  To the extent that Executive’s coverage under the Company’s group health plan expires (other than for the reason set forth in clause (z) above) earlier than 36 months after the Date of Termination, the Company shall promptly reimburse the Executive for the cost of comparable replacement coverage for the balance of such 36-month period in the manner provided in the last paragraph of Section 6(a) above.

(iii)                               If a Potential Change in Control (as defined in Section 13(e) below) has occurred and either (x) the Executive’s employment is terminated by the Company without Cause at the direction of a Person (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) who is involved in the Potential Change in Control, or (y) the Executive terminates her employment for Good Reason and the circumstance or event which constitutes Good Reason occurs at the direction of such Person, then, in either case, Executive’s termination of employment shall be deemed to have occurred following a Change in Control and shall qualify for the compensation and benefits specified in this subsection (d).

(e)                                  Equity Awards Upon Termination.  Upon any termination of Executive’s employment hereunder, Executive shall be entitled to such rights in respect of any equity awards (including, without limitation, awards of stock options, restricted shares, performance shares and any other award under the 2005 Equity Plan or any future equity incentive plan or program of the Company) theretofore made to Executive, and to only such rights, as are provided by the plan or the award agreement pursuant to which such equity awards have been granted to Executive or other written agreement or arrangement between Executive and the Company (in any case, in the event of a conflict, the rights most favorable to the Executive shall apply).

(f)                                    No Mitigation or Offset.  In the event of termination of the Executive’s employment for any reason, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to her on account of any remuneration or benefits from any subsequent employment that she may obtain.

(g)                                 Release.  As a condition to the payments and other benefits pursuant to Section  6(b) (other than payments and benefits due arising out of a termination due to Executive’s death), 6(c) or Section 6(d) above, the Executive must execute and deliver within 21 days (or 45 days in the case of a group termination) following receipt by Executive and not revoke a release of claims in substantially the form of Exhibit C hereto (the “Release”).  The Release will be delivered to Executive within ten (10) business days following the Date of Termination.  Notwithstanding anything to the contrary contained herein, in the event that any payment hereunder is contingent upon Executive’s execution and delivery of the Release and the 21 (or 45 day) period covers more than one calendar year, the payment shall be paid or commence (as applicable) in the second calendar year (on the first regular pay date of such calendar year following the date that the Release becomes effective and is no longer subject to revocation, unless a later date is required by Section 25 below), regardless of whether the Executive executes and delivers the Release in the first or the second calendar year encompassed in such 21 (or 45) day period.

7.                                       Noncompetition and Nonsolicitation.  The Executive agrees that her services hereunder are of a special, unique, extraordinary and intellectual character, and her position with the Company places her in a position of confidence and trust with employees, customers, and suppliers of the Company.  The Executive further agrees and acknowledges that in the course of the Executive’s employment with the Company, the Executive has been and will be privy to confidential information of the Company.  The Executive consequently agrees that it is reasonable and necessary for the protection of the trade secrets, goodwill and business of the Company that the Executive make the covenants contained herein.  Accordingly, the Executive agrees as follows:

(a)                                  Noncompete Restrictions.  The Executive agrees that during the Term and for a period of twelve (12) months following the Date of Termination (regardless of the reason therefore), the Executive shall not, anywhere within the United States of America or any other country or territory in which the Company or its subsidiaries then conducts or proposes to conduct business, either directly or indirectly, whether alone or as an owner, shareholder, partner, member, joint venturer, officer, director, consultant, independent contractor agent, employee or otherwise of any company or other business enterprise, or in any other individual or representative capacity, assist in, engage in, participate in, or otherwise be connected to or benefit from any “Competing Business”.  For purposes of this Agreement, “Competing Business” shall mean (i) any entity or business enterprise that derived twenty percent (20%) or more of its annual gross revenue (measured by the most recent trailing twelve month period) from the marketing, sale or distribution of children’s apparel and/or accessories, or (ii) any entity or business enterprise that has a subsidiary, affiliate, division or business segment that derived twenty percent (20%) or more of such entity’s or business’ annual gross revenue (determined as aforesaid) from marketing, sale or distribution of children’s apparel and/or accessories. Without limitation of the foregoing, the following entities shall be deemed to be Competing Businesses:  Gymboree, Gap Kids, Aero PS, 77 Kids, Stride Rite, and Crew Cuts.

Notwithstanding the foregoing, nothing in this Section 7(a) shall be deemed to prohibit Executive from becoming an owner, shareholder, partner, member, joint venturer, officer, director, consultant, independent contractor agent, employee or otherwise being associated with (i) a department store (such as, for example, Macy’s), a mass merchandiser (such as, for example, WalMart or Target) or a discounter (such as, for example, TJ Maxx) that sells childrens’ clothing and/or accessories, or (ii) a subsidiary, affiliate, division or business segment of a Competing Business (but not the direct or indirect controlling entity of a Competing Business) provided that the Executive does not, directly or indirectly, provide any services to, or otherwise participate in, any business activities of the Competing Business (e.g., the Executive may be employed by a sister company or subsidiary of a Competing Business, provided that she does not provided any services to, or participate in, any business activities of the Competing Business and does not provide services to a controlling organization of the Competing Business with respect to such Competing Business).  In addition, anything herein to the contrary notwithstanding, the Executive shall not be deemed to be engaged in a Competing Business if she provides services to or has a financial interest in (A) a private equity firm, hedge fund or other investor or (B) a consulting or other advisory firm notwithstanding that such a firm, described in either clause (A) or clause (B) above, (x) owns an interest in or operates a Competing Business, (y) is engaged in the evaluation or execution of a transaction which would result in the ownership or operation of a Competing Business, or (z) is engaged in the provision of consulting or other advisory services to a Competing Business, so long as in each case of (x), (y) and (z) above, the Executive has no direct or indirect involvement in the management or operation of such Competing Business, or in connection with any such transaction or the provision of any such consulting or other advisory services.

Finally, notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Executive’s ownership of less than 1% of the outstanding shares of any publicly traded corporation that conducts a business competitive with that of the Company.

(b)                                 Nonsolicitation of Vendors, Employees and Others.  The Executive agrees that during the Term and for a period of eighteen (18) months following the Date of Termination (regardless of the reason therefor), she will not, without the express prior written consent of the Company, directly or indirectly: (i) for or on behalf of a Competing Business, solicit, transact business with or perform services for (or assist any third party in contacting, communicating, soliciting, transacting business with or performing any services for) any person that is or was (at any time within six (6) months prior to the contact, communication, solicitation, transaction of business, or performance of services), a vendor of the Company; (ii) solicit, recruit, hire, engage or refer (or assist any third party in soliciting, recruiting, hiring, engaging or referring) any person who is, or during six (6) months immediately preceding the termination of her employment was, an employee, agent, consultant or independent contractor of the Company; or (iii) interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between the Company and any of its vendors, distributors, manufacturers, lessors, independent contractors, agents or employees.

8.                                       Work Product.  The Executive agrees that all copyrights, patents, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by her during her employment by the Company, that (i) relate, directly or indirectly, to the Company’s actual or actively planned business, research or development or (ii) are derived from any work performed by the Executive on the Company’s behalf, shall, to the extent possible, be considered works made for hire within the meaning of the Copyright Act (17 U.S.C. § 101 et seq.) (the “Work Product”).  All Work Product shall be and remain the sole and exclusive property of the Company.  To the extent that any such Work Product may not, under applicable law, be considered works made for hire, the Executive hereby grants, transfers, assigns, conveys and relinquishes, and agrees to grant, transfer, assign, convey and relinquish from time to time, on an exclusive basis, all of her right, title and interest in and to the Work Product to the Company in perpetuity or for the longest period otherwise permitted by law.  Consistent with her recognition of the Company’s absolute ownership of all Work Product, the Executive agrees that she shall (i) not use any Work Product for the benefit of any party other than the Company and (ii) at the Company’s expense, perform such acts and execute such documents and instruments as the Company may now or hereafter reasonably deem necessary or desirable to evidence the transfer of absolute ownership of all Work Product to the Company; provided, however, if following ten (10) business days’ written notice from the Company, the Executive refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, she hereby appoints any of the Company’s officers as her attorney-in-fact to execute such documents on her behalf.  This agency is coupled with an interest and is irrevocable without the Company’s prior written consent.

On the Effective Date, the Executive represents and warrants to the Company that to the best of her knowledge, (i) there are no claims that would adversely affect her ability to assign all of her right, title and interest in and to the Work Product to the Company; (ii) the Executive has the legal right to grant the Company the assignment of her interest in the Work Product as set forth in this Agreement; and (iii) she will not bring to her employment hereunder, or use in connection with such employment, any trade secret, confidential or proprietary information of another, or computer software, except for trade secrets, information or software that she has a right to use for the purpose for which it shall be used, in her employment hereunder.

9.                                       Nondisclosure of Trade Secrets; Company Property; Nondisparagement.

(a)                                  Executive acknowledges and agrees that during the Term, the Executive shall have access to and become familiar with various trade secrets and proprietary and confidential information of the Company and its subsidiaries as well as their respective predecessors, successors and assigns (collectively, the “Protected Parties”) regularly used in the operation of its or their business, including, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists and methods of doing business (collectively, referred to as “Confidential Information”).  The Executive shall not, at any time during or after the Term, use or disclose any of the Confidential Information, directly or indirectly, except (i) in the course of performing her duties under this Agreement, (ii) if such Confidential Information has become public knowledge or known in the relevant trade or industry other than as a result of an unauthorized disclosure by the Executive, (iii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed to the extent necessary in the formal proceedings related thereto, or (iv) when required to do so by a court of law, by any governmental agency having jurisdiction or by any administrative or legislative body (including a committee thereof) with jurisdiction to order her to divulge, disclose or make accessible such information, provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate at the Company’s expense with any attempt by the Company to obtain a protective order or similar treatment.  The Executive shall take all reasonable steps to safeguard the Confidential Information in her possession or control and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive understands and agrees that the Executive shall acquire no ownership rights to any such Confidential Information.

(b)                                 All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Protected Parties, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Protected Parties, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company.  The Executive shall deliver any such material then in her possession promptly to the Company upon termination of her employment with the Company.  Anything to the contrary notwithstanding, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, files of personal materials and phone books, (ii) information showing her compensation and benefits or relating to reimbursement of expenses, (iii) information that she reasonably believes may be needed for her own personal tax purposes, and (iv) copies of employee benefit and compensation plans, programs, agreements and other arrangements of the Company in which she was a participant or covered.

(c)                                  The Executive agrees that she will not at any time (whether during or after the Term) make any public (or that would reasonably be expected to become public) Disparaging (as defined below) remarks, comments or statements concerning the Company and its respective parents and subsidiaries and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns.  The Company shall not at any time (whether during or after the Term) for itself or permit any of  its subsidiaries or its and their respective officers or directors to make public (or that would reasonably be expected to become public) Disparaging remarks, comments or statements concerning the Executive.  “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality of the individual or entity being disparaged.  Notwithstanding the foregoing, nothing in this Section 9(c) shall prevent any person from (x) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute any such public statement or (y) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person.

10.                                 Indemnification.

(a)                                  The Company agrees that if the Executive is made a party  or subject to, or is threatened to be made a party or subject to, or receives any legal process in, or receives any discovery request or request for information in connection with, any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that she is or was a director, officer, employee or agent of the Company or any of its subsidiaries, or is or was serving at the written request of, or on behalf of, the Company as a director, officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other person or entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company, any of its subsidiaries or other person or entity, the Executive shall be indemnified, held harmless and advanced expenses by the Company to the fullest extent permitted or authorized by the Company’s certificate of incorporation or, if greater, by the Delaware General Corporation Law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement and any reasonable costs and fees incurred in enforcing her rights to indemnification or contribution) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even though she has ceased to be a director, officer, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.  The Company shall reimburse the Executive for all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by her in connection with any Proceeding within thirty (30) days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses.  Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that she is not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay, shall be limited to the after-tax amount of such advance except to the extent that the Executive is able to offset the taxes incurred on the advance by tax benefits, if any, attributable to a deduction for repayment.

(b)                                 The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive in an amount, and on terms and conditions (including without limitation, with respect to scope, exclusions, sub-amounts and deductibles), no less favorable to her than (x) the coverage the Company provides other senior executives and directors from time to time or, if greater, (y) the coverage provided to senior executives and directors on the Effective Date.

(c)                                  Nothing in this Section 10 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses, the Executive would otherwise have under any separate agreement with the Company.

11.                                 Arbitration.

(a)                                  Any controversy, dispute or claim between the Executive and the Company, or any of its subsidiaries or affiliates, arising out of or relating to this Agreement, any other agreement or arrangement between the Executive and the Company or any of its subsidiaries, the Executive’s employment with the Company, or the termination thereof, including, without limitation, any claims for discrimination under applicable federal, state or local law or regulation, but other than matters subject to Section 12 below (collectively, the “Covered Claims”) shall be resolved by binding arbitration, to be held in New York, New York (or such other location as shall be agreed in writing by the parties hereto).  The arbitration shall be held before a single arbitrator.  Any arbitration may be initiated by either party by written notice (“Arbitration Notice”) to the other party specifying the subject of the requested arbitration.

(b)                                 The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  The single arbitrator shall be appointed from the AAA’s list of arbitrators by the mutual consent of the parties or, in the absence of such consent, by application of any party to the AAA.  The determination of the arbitrator shall be set forth in writing and shall be final and binding upon the parties hereto (without the right to an appeal, unless such appeal is based on fraud by the other party in connection with the arbitration process).  Judgment upon any arbitration award may be entered and enforced in any court of competent jurisdiction.

(c)                                  The parties agree that this Section 11 shall be grounds for dismissal of any court action commenced by either party with respect to the Covered Claims, other than (i) post-arbitration actions seeking to enforce an arbitration award and (ii) actions seeking appropriate equitable or injunctive relief, including, without limitation, pursuant to Section 12 below.

(d)                                 The arbitrator’s remedial authority shall be equal to the remedial power that a court of competent jurisdiction over the parties and their dispute would have.

(e)                                  Subject to Section 4(f)(iii)(y) above, the Company shall pay the fees of the arbitrator and each party shall be responsible for her or its own legal fees, costs of her or its experts and expenses of witnesses.

12.                                 Injunctive Relief.   Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of Section 11, the Executive and the Company acknowledge that any breach of any of the covenants or provisions contained in Sections 7, 8 or 9 above could result in irreparable injury to the nonbreaching party for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the nonbreaching party may seek a temporary restraining order, a preliminary injunction or a permanent injunction from a court of competent jurisdiction, upon sustaining the burden of showing the necessity therefor, restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Sections 7, 8 or 9 above or such other equitable relief as may be required to enforce specifically any of the covenants or provisions of Sections 7, 8 or 9 above.

13.                                 Definitions.

(a)                                  “Cause” (meaning a termination by the Company of the Executive’s employment for Cause) shall mean:

(i)                                     in connection with the Executive’s employment by the Company, the commission by the Executive of any act involving intentional dishonesty of a material nature or fraud; or

(ii)                                  a material breach by Executive of her fiduciary duties as determined by a court of competent jurisdiction or pursuant to a binding arbitration; or

(iii)                               any material breach of a material provision of this Agreement by the Executive that the Executive fails to remedy to the reasonable satisfaction of the Company within thirty (30) days after notice to the Executive of such breach setting forth with reasonable detail the basis of the breach; or

(iv)                              any conduct, action or behavior by Executive involving moral turpitude, gross negligence or willful misconduct, that has or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company; or

(v)                                 Executive shall have been barred by a court order issued under the Securities Exchange Act of 1934 (the “Exchange Act”) from serving as a director or officer of a company registered under Section 12 or filing reports under Section 15(d) of the Exchange Act (including an order issued upon consent without any admission of the charge) or shall have been convicted of, or have entered a plea of nolo contendere or the equivalent in respect of a charge of, any criminal act constituting a felony under the laws of the United States or any state or political subdivision thereof.

For purposes hereof, an act or omission shall not be deemed to be willful if taken or omitted in the good faith belief that such was in, or not opposed to, the best interests of the Company.  Anything herein to the contrary notwithstanding, the Executive’s employment shall not be terminated for Cause, within the meaning of clauses (i) — (iv) above unless written notice stating the basis for the termination is provided to the Executive and the Executive (together with her own counsel) has an opportunity to be heard before the Board and, after such hearing, a majority of the Board (excluding the Executive) duly votes to terminate her for Cause.

(b)                                 “Change in Control” shall mean and shall be deemed to have occurred:

(i)                                     upon a transaction or series of related transactions pursuant to which a person or entity (“Person”) or Persons “acting as a group” (as defined in the regulations to Section 409A of the Code) (i) acquires all or substantially all of the assets of the Company, (ii) acquires the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than fifty percent (50%) of the securities of the Company entitled to vote generally in the election of directors of the Company (other than through merger, consolidation or other business combination), or (iii) consummates a merger, consolidation or other business combination with the Company the result of which is that the shareholders of the Company prior to such merger, consolidation or other business combination own less than fifty percent (50%) of the securities entitled to vote generally in the election of directors of the surviving entity after the consummation of such merger, consolidation or other business combination;

(ii)                                  if the individuals (i) who, as of the Effective Date, constitute the Board (the “Original Directors”) and (ii) who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of a majority of the Original Directors then still in office (such directors being called “Additional Original Directors”) and (iii) who thereafter are elected to the Board and whose election or nomination for election to the Board was approved by a vote of a majority of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board; or

(iii)                               the Company adopts a plan of liquidation providing for the distribution of all or substantially all of its assets (unless such distribution is to a wholly-owned subsidiary of the Company.

Notwithstanding anything contained herein to the contrary, in no event shall a Change in Control occur solely as a result of a recapitalization or reclassification of the Company’s outstanding equity interests.  In addition, a transaction shall not constitute a Change in Control if its sole purpose is to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s equity interests immediately before such transaction.

(c)                                  “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform her duties and responsibilities for a period of 180 consecutive days or for a period of 240 days in any consecutive 12-month period as determined by a medical doctor selected by the Executive and approved by the Company (which approval shall not be unreasonably withheld).  If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.  In no event shall any termination of the Executive’s employment for Disability occur until the party terminating her employment gives written notice to the other party in accordance with Section 5(e) above.

(d)                                 “Good Reason” shall mean the occurrence of any of the following without the Executive’s prior written consent:

(i)                                     a material reduction in the Executive’s then current Base Salary, the Target Bonus or the Maximum Bonus, or the failure to pay any Base Salary, Annual Bonus, or any other amount or award, including an equity award, when such payment is due;

(ii)                                  the taking of any action by the Company that would diminish the aggregate value of all employee benefits provided to the Executive in a material respect, or that results in the diminution or reduction of all perquisites enjoyed by the Executive in any material respect;

(iii)                               a material diminution of the Executive’s duties or responsibilities as set forth herein;

(iv)                              the failure of the Executive to be a member of the Board following the Meeting Date (and prior to the first meeting of shareholders after the Effective Date at which her class of directors is to stand for election), the failure to nominate the Executive to be, or to continue to be, a member of the Board, or the removal of the Executive from the position of Chief Executive Officer or President of the Company or any of its subsidiaries;

(v)                                 a material interference with the Executive’s carrying out of her duties so that she is unable to carry out her material duties and responsibilities hereunder;

(vi)                              the assignment to the Executive of duties which are materially inconsistent with her duties or which materially impair the Executive’s ability to function as the Chief Executive Officer and President of the Company or of any of its subsidiaries;

(vii)                           a change in the reporting structure so that (A) the Executive does not report solely and directly to the Board or (B) any employee of the Company or any of the Company’s subsidiaries does not report directly or indirectly to the Executive;

(viii)                        relocation of the Company’s headquarters office, or the Executive’s own principal office, to a location more than 50 miles from midtown Manhattan, New York City;

(ix)                                any material breach (not otherwise included in this Section 13(d)) by the Company of any material provision of this Agreement, including without limitation Sections 10 or 15 hereof.

Anything herein to the contrary notwithstanding, the Executive’s employment shall not be terminated for Good Reason unless (i) the Executive provides written notice to the Company within sixty (60) days after the Executive obtains knowledge of the event or condition alleged to constitute Good Reason first occurs stating the basis of such termination and the Company is given thirty (30) days after receipt of such notice to cure the action that is the basis of such claim, and if the Company fails to cure such action within such thirty (30) day period the Executive actually terminates her employment within two (2) business days following such thirty (30) day period.

(e)                                  “Potential Change in Control” shall mean the earliest to occur of any of the following events: (i)  the Company enters into an agreement or letter of intent (or similar document), the consummation of which would constitute a Change in Control; (ii) any person or entity publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or (iii) any other event occurs which is deemed to be a Potential Change in Control by the Board and the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

14.                                 Interpretation of Restrictive Covenant; Severability.   In the event that any provision of Section 7, 8 or 9 above shall be determined to be invalid or unenforceable, in whole or in part, for any reason, the remaining provisions of the applicable Section shall remain in full force and effect to the fullest extent permitted by law and any such invalid or unenforceable provision shall be reformed, to the extent permitted by law, so as to give it legal effect to the fullest extent permitted by law.

15.                                 Successors and Assigns.

(a)                                  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and, in the case of the Executive, her heirs and legal representatives.  No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without the Executive’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of any disposition of its business and assets described in the preceding sentence, it shall cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive, without the Company’s prior written consent, other than her rights to compensation, benefits and other entitlements, which may be transferred only by will or operation of law or by designating a beneficiary in accordance with the rules of the applicable plans and programs of the Company.

(b)                                 The Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation, benefit or entitlement hereunder following the Executive’s death by giving the Company written notice thereof.  In the event of the Executive’s death or a judicial determination of her incompetence, references in this Agreement to the Executive shall be deemed to refer, where appropriate, to her legal representative, or, where appropriate, to her beneficiary or beneficiaries.

16.                                 Number and Gender.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

17.                                 Section Headings.  The headings of the sections of this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

18.                                 Entire Agreement.  This Agreement (and the Exhibits hereto) constitute the entire agreement of the parties with respect to the subject matter hereof (and thereof) and shall supersede all prior agreements, whether written or oral, with respect thereto.  In the event of any inconsistency between the terms of this Agreement and the terms of any Company plan, policy, arrangement or agreement with the Executive, the provisions most favorable to the Executive shall govern.

19.                                 Amendments and Waivers.  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company (other than the Executive).  No waiver by either party of compliance by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the party to be charged.

20.                                 Survivorship.  Except as otherwise expressly set forth in this Agreement, upon the expiration or termination of the Term, the respective rights and obligations of the parties shall survive such expiration or termination to the extent necessary to carry out the intentions of the parties as embodied in the rights (such as vested or accrued rights) and obligations of the parties under this Agreement.  This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.

21.                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

22.                                 Representations.

(a)                                  The Company represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement (and the Exhibits hereto) by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement (and the Exhibits hereto) on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement (and the Exhibits hereto) does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company or any of its subsidiaries is a party or by which it or such subsidiary is bound and (iv) upon execution and delivery of this Agreement  (and the Exhibits hereto) by the parties hereto, each shall be a valid, and binding obligation of the Company enforceable against it in accordance with its respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(b)                                 The Executive represents and warrants to the Company that she is under no contractual or other binding legal restriction which would prohibit her from entering into and performing under this Agreement or, except for normal and customary confidentiality provisions, that would limit the performance her duties under this Agreement.

23.                                 Non-Exclusivity of Rights.  Nothing in the Agreement shall prevent or limit the Executive’s continuing or future participation in, or entitlements under, any benefit, bonus, incentive or other plan or program of the Company for which Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreement with the Company.  In the event of any conflict between the terms and conditions hereof and those of any plan, program or arrangement of the Company in which the Executive participates, the terms and conditions more favorable to the Executive shall prevail.

24.                                 Withholding Taxes.  The Company may withhold from any amounts or benefits payable under this Agreement income taxes that are required to be withheld pursuant to any applicable law or regulation.

25.                                 Internal Revenue Code Section 409A.  The parties hereto intend that all payments and benefits to be made or provided to the Executive hereunder and under any Plan (as defined in clause (f) below) will be paid or provided in compliance with all applicable requirements of Section 409A (as defined in clause (f) below), and the provisions of this Agreement and of each Plan (to they extent they relate to the Executive’s entitlements under such Plan) shall be construed and administered in accordance with such intent. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement, or (where applicable) any provision in any Plan, to the contrary.

(a)                                  All payments to be made to the Executive hereunder or under any Plan, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified herein or in any Plan for such payments to be made, except as otherwise permitted or required under Section 409A.

(b)                                 The date of the Executive’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of her termination of employment for purposes of determining the time of payment of any amount that becomes payable to the Executive hereunder and under any Plan upon her termination of employment and that is properly treated as a deferral of compensation subject to  Section 409A after taking into account all exclusions applicable to such payment under Section 409A .

(c)                                  To the extent any payment or delivery otherwise required to be made to the Executive hereunder or under any Plan on account of  her separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment and delivery under Section 409A, and if the Executive is a “specified employee” under Section 409A at the time of her separation from service, then such payment and delivery shall not be made until the first business day after the earlier of (i) the expiration of six months from the date of  the Executive’s separation from service, or (ii) the date of her death (such first business day, the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid or delivered to the Executive or, if she has died, to her estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the Executive until the Delayed Payment Date.  For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the Executive’s Date of Termination.

(d)                                 In the case of any amounts  payable to the Executive under this Agreement, or under any Plan, that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), (A) the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii), and (B) to the extent any such existing Plan does not already so provide, it is hereby amended to so provide, with respect to amounts that may become payable to the Executive thereunder.

(e)                                  The Company agrees that at all times during the Term, it will use its reasonable best efforts to  maintain each Plan in documentary and operational compliance with all requirements under Section 409A, in so far as such requirements are applicable to the payments or benefits to be made or provided to the Executive under such Plan. The Company further agrees that to the extent permitted under 409A, this Agreement, and the terms of any Plan (to they extent they relate to the Executive’s entitlements under such Plan) shall be modified, as reasonably requested by the Executive, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, Section 409A in connection with, the benefits and payments to be provided or paid to the Executive hereunder or under such Plan. Any such modification shall maintain the original intent and economic benefit to the Executive of the applicable provision of this Agreement or such Plan, to the maximum extent possible without violating any applicable requirement of Section 409A. Any such modification to the terms of any Plan may be made by means of a separate written agreement between the Company and the Executive so as to limit the applicability of such modification to just the payments or benefits to be provided to the Executive under such Plan.

(f)                                    For purposes of the foregoing, the following terms shall have the following meanings:

(1)                                  “Plan” shall mean any plan, program, agreement (other than this Agreement, but including the Exhibits hereto) or other arrangement maintained by the Company or any of its affiliates that is a “nonqualified deferred compensation plan” within the meaning of Section 409A and under which any payments or benefits are to be made or provided to the Executive, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A after taking into account all exclusions applicable to such payments under Section 409A.

(2)                                  “Section 409A” shall mean section 409A of the Code, the regulations issued thereunder and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting same.

(g)                                 The Executive acknowledges and agrees that, while this Agreement is intended to comply with Section 409A, any tax liability incurred by the Executive under Section 409A is solely the responsibility of the Executive provided that the Company complies with its obligations as set forth herein.  The Company shall be deemed to have complied with its obligations for purposes of this Section 25(g) if it has made a good faith attempt to comply with Section 409A, and the Company shall be deemed to have acted in good faith for such purpose if it reasonably relies upon the advice of tax counsel.

26.                                 Governing Law.  This Agreement shall be governed, construed, performed and enforced in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

27.                                 Notices.  Any notice, consent, demand, request, or other communication given to a party in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (a) when delivered personally to such party, (b) three (3) business days after being sent by prepaid certified or registered mail provided that a written acknowledgment of receipt is obtained, or (c)  two (2) business days after being sent by an internationally recognized overnight courier, in any instance to the address specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 27).

If to the Company:	500 Plaza Drive Secaucus, New Jersey 07094 Attention of Both: Chief Financial Officer and Director of Human Resources
If to the Executive:

The address of her principal residence as it appears in the Company’s records, with a copy to her (during the Term) at her office in Secaucus, New Jersey or such other location to which such office may have been relocated.

If to the estate or a beneficiary of the Executive:	The address most recently specified by the Executive, or her estate or beneficiary.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

/s/ Jane T. Elfers
Jane T. Elfers

THE CHILDREN’S PLACE RETAIL STORES, INC.

/s/ Norman L. Matthews
By:	Norman L. Matthews
Its:	Chairman of the Board

Exhibit A

DEFERRED STOCK AWARD AGREEMENT

THE CHILDREN’S PLACE RETAIL STORES, INC.

This Deferred Stock Award Agreement (the “Agreement”) is entered into on the 4th day of January 2010 (the “Award Date”) by and between The Children’s Place Retail Stores, Inc., a Delaware corporation (the “Company”), and Jane T. Elfers (the “Awardee”).

WHEREAS, the Company has retained Awardee as its President and Chief Executive Officer pursuant to the Employment Agreement dated as of the date hereof between the Company and the Awardee (the “Employment Agreement”); and

WHEREAS, the Company desires to provide the Awardee an incentive to participate in the success and growth of the Company through the opportunity to earn a proprietary interest in the Company; and

WHEREAS, to give effect to the foregoing intentions, the Company desires to grant the Awardee an award of Deferred Stock with respect to the Company’s common stock, par value $.10 per share (the “Common Stock”) pursuant to Section 15 of the Amended and Restated 2005 Equity Incentive Plan of The Children’s Place Retail Stores, Inc. (the “Plan”);

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.                                       Award.  Subject to Sections 2 and 3 hereof, the Company shall issue and deliver to the Awardee (i)               (1) shares of Common Stock on or within 10 days after the first anniversary of the Award Date (the “First Vesting Date”), (ii)               (2) shares of Common Stock on or within 10 days after the second anniversary of the Award Date (the “Second Vesting Date”), and (ii)               (3) shares of Common Stock within 10 days following the third anniversary of the Award Date (the “Third Vesting Date”); provided, however, that, except as provided Sections 2 and 3 hereof, the shares of Common Stock deliverable in accordance with the foregoing following each of the First Vesting Date, the Second Vesting Date and the Third Vesting Date, respectively, shall not be so delivered unless the Awardee is in the employ of the Company or a Subsidiary on such respective First Vesting Date, Second Vesting Date and Third

(1)                                                                                  Number to be calculated by dividing $3 million by the closing price of the Company’s common stock on the Award Date, divided by three.

(2)                                                                                  Same number as calculated in footnote 1.

(3)                                                                                  Same number as calculated in footnote 1.

Vesting Date.  The total number of shares of Common Stock that may be earned if Awardee remains employed by the Company or a Subsidiary through the Third Vesting Date is                  shares (the “Deferred Shares”).  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings as set forth in the Plan.

2.                                       Accelerated Vesting in the Event of Termination Due to Death, Disability, Termination Without Cause or Resignation Due to Good Reason.  In the event that the Awardee’s employment with the Company terminates in accordance with Sections 5(b), 5(c) or 5(d) of the Employment Agreement, or under the circumstances set forth in Section 6(d)(iii) of the Employment Agreement, all of the Deferred Shares, to the extent not previously issued and delivered, shall be issued and delivered to Awardee (or Awardee’s estate, in the event of Awardee’s death) within 10 days after Awardee’s Date of Termination (as defined in the Employment Agreement).

3.                                       Accelerated Vesting in the Event of a Change in Control. In the event that a “Change in Control” (as defined in the Employment Agreement) occurs before the Awardee’s employment with the Company terminates, all of the Deferred Shares, to the extent not previously issued and delivered, shall be issued and delivered to Awardee immediately prior to such Change in Control.

4.                                       Transfer Restrictions.  Prior to delivery of any Common Stock with respect to the Deferred Shares, the Awardee shall not be deemed to have any ownership or shareholder rights (including without limitation dividend and voting rights) with respect to such shares, nor may the Awardee sell, assign, pledge or otherwise transfer (voluntarily or involuntarily) any of the Deferred Shares prior to delivery thereof.

5.                                       Adjustment of Shares.  Notwithstanding anything contained herein to the contrary, in the event of any change in Common Stock resulting from a corporate transaction including, but not limited to, a subdivision or consolidation, reorganization, recapitalization, merger, share split, reverse share split, share distribution, combination of shares or the payment of a share dividend, the Deferred Shares shall be treated in the same manner in any such transaction as other Common Stock.

6.                                       Government Regulations.  Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Deferred Shares shall be subject to the terms of all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required; provided that the Company shall use commercially reasonable best efforts to ensure that the terms of all applicable laws, rules and regulations and approvals by any governmental agencies or national securities exchanges as may be required are timely satisfied or obtained, as applicable.

7.                                       Transferable Shares.  All shares of Common Stock delivered by the Company to the Awardee hereunder shall (i) not contain any legends and (ii) shall be freely transferable (including in publicly traded open market transactions) by the Awardee upon receipt.

2

8.                                       Withholding Taxes.  The Company shall have the right to withhold from amounts payable to the Awardee, as compensation or otherwise, or alternatively, to require the Awardee to remit to the Company, an amount sufficient to satisfy all federal, state and local withholding tax requirements.  Notwithstanding the foregoing, the Company shall provide for such withholding through sale of the Deferred Shares through a broker or such other arrangement as is reasonably acceptable to the Company.

9.                                       Awardee Representations.  The Awardee has reviewed with her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement.  The Awardee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents, if any, made to the Awardee.  The Awardee understands that the Awardee (and, subject to Section 8 above, not the Company) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this Agreement.

10.                                 Employment.  Neither this Agreement nor any action taken hereunder shall be construed as giving the Awardee any right of continuing employment by the Company.

11.                                 Notices.  Notices or communications to be made hereunder shall be in writing and shall be made in accordance with the Employment Agreement.

12.                                 Governing Law.  This Agreement shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

13.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.  Notwithstanding the foregoing, this Agreement and the award made hereby shall be subject to the terms of the Plan.  However, in the event of a conflict between this Agreement and the terms of the Plan, the terms and conditions most favorable to the Awardee shall control.  To the extent that there is any conflict between the terms and provisions of this Agreement and/or the Employment Agreement and any other agreement between the Awardee and the Company, the terms and provisions most favorable to the Awardee shall control.

14.                                 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and the Awardee and their respective permitted successors, assigns, heirs, beneficiaries and representatives.  This Agreement is personal to the Awardee and may not be assigned by the Awardee without the prior consent of the Company.  Any attempted assignment in violation of this Section shall be null and void.

15.                                 Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Awardee.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officer to execute this Agreement on the date first written above.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:
Name:
Title:
Date:

AWARDEE

Name: Jane T. Elfers
Date:

4

Exhibit B

PERFORMANCE STOCK AWARD AGREEMENT

THE CHILDREN’S PLACE RETAIL STORES, INC.

This Performance Stock Award Agreement (the “Agreement”) is entered into on the 4th day of January 2010 (the “Award Date”) by and between The Children’s Place Retail Stores, Inc., a Delaware corporation (the “Company”), and Jane T. Elfers (the “Awardee”).

WHEREAS, the Company has retained Awardee as its President and Chief Executive Officer pursuant to the Employment Agreement dated as of the date hereof between the Company and the Awardee (the “Employment Agreement”); and

WHEREAS, the Company desires to provide the Awardee an incentive to participate in the success and growth of the Company through the opportunity to earn a proprietary interest in the Company; and

WHEREAS, to give effect to the foregoing intentions, the Company desires to grant the Awardee a performance stock award with respect to the Company’s common stock, par value $.10 per share (the “Common Stock”) pursuant to the Amended and Restated 2005 Equity Incentive Plan of The Children’s Place Retail Stores, Inc. (the “Plan”);

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.                                       Award.  Subject to Sections 2, 3 and 4 hereof, the Company shall issue and deliver to the Awardee the number of shares of Common Stock determined in accordance with Exhibit A (the “Performance Shares”) within 10 days following a determination by the Board or an appropriate committee thereof that the performance target(s) set forth on Exhibit A have been achieved, but in no event later than March 15, 2012; provided that, subject to Sections 2, 3 and 4 hereof, the Awardee is in the employ of the Company or a Subsidiary on the last day of the Performance Period set forth in Exhibit A.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings as set forth in the Plan.

2.                                       Termination of Employment Due to Death or Disability.  If Awardee’s employment with the Company terminates before the end of the Performance Period in accordance with Section 5(b) or 5(c) of the Employment Agreement, the Awardee (or Awardee’s estate) shall, if the Target Performance Goal set forth in Exhibit A is achieved, be entitled to the number of Initial Performance Shares set forth in Exhibit A multiplied by a fraction, the numerator of which is the number of days the Awardee was employed by the Company during the Performance Period and the denominator of which is 365.  Such Initial Performance Shares, if any, shall be issued and delivered to the Awardee (or Awardee’s estate, as applicable) within 10 days following a determination by the Board or an appropriate committee thereof that the performance target(s) set forth on Exhibit A have been achieved, but in no event later than March 15, 2012.

3.                                       Accelerated Vesting in the Event of Termination Without Cause or Resignation Due to Good Reason.  In the event that the Awardee’s employment with the Company terminates before the end of the Performance Period pursuant to Section 5(d) the Employment Agreement or under the circumstances set forth in Section 6(d)(iii) of the Employment Agreement, the Awardee shall, if the Target Performance Goal set forth in Exhibit A is achieved, be entitled to the number of Initial Performance Shares set forth in Exhibit A).  Such Initial Performance Shares shall be issued and delivered to the Awardee within 10 days following a determination by the Board or an appropriate committee thereof that the performance target(s) set forth on Exhibit A have been achieved, but in no event later than March 15, 2012; provided, however, that if a “Change in Control” (as defined in the Employment Agreement) occurs after a termination of the Awardee’s employment under the circumstances set forth in Sections 5(d) or 6(d)(iii) of the Employment Agreement but before such a determination has been made by the Board or an appropriate committee thereof, then the Initial Performance Shares shall be issued and delivered to Awardee immediately prior to such Change in Control.

4.                                       Acceleration of Initial Performance Shares Upon a Change in Control.  In the event that a “Change in Control” (as defined in the Employment Agreement) occurs prior to a determination by the Board or an appropriate committee thereof as to whether the performance target(s) set forth on Exhibit A have been achieved and Awardee is then employed by the Company, the Awardee shall be entitled to receive the number of Initial Performance Shares set forth in Exhibit A.  Such Initial Performance Shares shall be issued and delivered to Awardee immediately prior to such Change in Control.

5.                                       Transfer Restrictions.  Prior to vesting of any Performance Shares, the Awardee shall not be deemed to have any ownership or shareholder rights (including without limitation dividend and voting rights) with respect to such shares, nor may the Awardee sell, assign, pledge or otherwise transfer (voluntarily or involuntarily) any of the Performance Shares prior to delivery thereof.

6.                                       Adjustment of Shares.  Notwithstanding anything contained herein to the contrary, in the event of any change in Common Stock resulting from a corporate transaction including, but not limited to, a subdivision or consolidation, reorganization, recapitalization, merger, share split, reverse share split, share distribution, combination of shares or the payment of a share dividend, the Performance Shares shall be treated in the same manner in any such transaction as other Common Stock.

7.                                       Government Regulations.  Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Performance Shares shall be subject to the terms of all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required; provided that the Company shall use commercially reasonable best efforts to ensure that the terms of all applicable laws, rules and regulations and approvals by any governmental agencies or national securities exchanges as may be required are timely satisfied or obtained, as applicable.

2

8.                                       Transferable Shares.  All shares of Common Stock delivered by the Company to the Awardee hereunder shall (i) not contain any legends and (ii) shall be freely transferable (including in publicly traded open market transactions) by the Awardee upon receipt.

9.                                       Withholding Taxes.  The Company shall have the right to withhold from amounts payable to the Awardee, as compensation or otherwise, or alternatively, to require the Awardee to remit to the Company, an amount sufficient to satisfy all federal, state and local withholding tax requirements.  Notwithstanding the foregoing, the Company shall provide for such withholding through sale of the Performance Shares through a broker or such other arrangement as is reasonably acceptable to the Company.

10.                                 Awardee Representations.  The Awardee has reviewed with her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement.  The Awardee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents, if any, made to the Awardee.  The Awardee understands that the Awardee (and, subject to Section 9 above, not the Company) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this Agreement.

11.                                 Employment.  Neither this Agreement nor any action taken hereunder shall be construed as giving the Awardee any right of continuing employment by the Company.

12.                                 Notices.  Notices or communications to be made hereunder shall be in writing and shall be made in accordance with the Employment Agreement.

13.                                 Governing Law.  This Agreement shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

14.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.  Notwithstanding the foregoing, this Agreement and the award made hereby shall be subject to the terms of the Plan.  However, in the event of a conflict between this Agreement and the terms of the Plan, the terms and conditions most favorable to the Awardee shall control.  To the extent that there is any conflict between the terms and provisions of this Agreement and/or the Employment Agreement and any other agreement between the Awardee and the Company, the terms and provisions most favorable to the Awardee shall control.

3

15.                                 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and the Awardee and their respective permitted successors, assigns, heirs, beneficiaries and representatives.  This Agreement is personal to the Awardee and may not be assigned by the Awardee without the prior consent of the Company.  Any attempted assignment in violation of this Section shall be null and void.

16.                                 Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Awardee.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officer to execute this Agreement on the date first written above.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:
Name:
Title:
Date:

AWARDEE

Name: Jane T. Elfers
Date:

5

EXHIBIT A

1.                                       (a).                               Awardee’s Name:  Jane T. Elfers

(b).                              Award Date:  January 4, 2010

(c).                               Performance Period:  The Company’s fiscal year ending January 31, 2011

(d).                              Performance Shares available to be earned (“Initial Performance Shares”)(1):

(e)                                  Additional Performance Shares available to be earned (“Additional Performance Shares”)(2):

(f).                                 Performance Requirements:

Subject to the terms and conditions set forth in the Performance Stock Award Agreement, Awardee shall earn and receive the number of Performance Shares set forth above if the Company’s “Operating Income” (as defined in the Employment Agreement) for the Performance Period set forth above equals or exceeds the “Target Operating Income” (as defined in the Employment Agreement) (the “Target Performance Goal”) and Awardee shall earn and receive the number of Additional Performance Shares set forth above if the Company’s Operating Income for the Performance Period set forth above equals or exceeds 120% of the Target Performance Goal.  The number of Performance Shares to be issued to Awardee between the number of Performance Shares and the number of Additional Performance Shares shall be determined on a straight line interpolated basis.  The determination of whether the Target Performance Goal or the 120% of the Target Performance Goal is achieved shall be made by the Board or an appropriate committee thereof.

For clarity, “Target Operating Income” under the Employment Agreement means 110% of “Operating Income” (as defined in the Employment Agreement) for the fiscal year of the Company ending January 29, 2010.

(Initials)
Jane Elfers

(Initials)
Company Signatory

(1)                                                                                  Number to be calculated by dividing $2 million by the closing price of the Company’s common stock on the Award Date.

(2)                                                                                  Same number as calculated in footnote 1 above.

6

Exhibit C

Release of Claims

RELEASE

WHEREAS, Jane T. Elfers (the “Executive”) and The Children’s Place Retail Stores, Inc. (the “Company”) are parties to an Employment Agreement, dated as of December     , 2009 (the “Employment Agreement”), which provided for the Executive’s employment on the terms and conditions specified therein; and

WHEREAS, capitalized terms used in this Release and not defined herein shall have the meanings ascribed to them in the Employment Agreement;

WHEREAS, Executive’s employment with the Company and the Employment Agreement has been terminated [by the Executive for Good Reason ] [by the Company without Cause (other than as a result of the Executive’s death or Disability)] [by the Company as a result of Executive’s Disability] [as a result of the expiration of the Term due to the Company’s issuance of a Non-Renewal Notice]

WHEREAS, this Release is the “Release” referred to in Section 6(g) of the Employment Agreement; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration received or to be received in accordance with the terms of the Employment Agreement, it is agreed as follows:

1.                                       Without prejudice to enforcement of the covenants, promises and/or rights reserved herein, the Executive (on her own behalf and on behalf of her heirs and legal representatives) hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, each of its past, present, and future direct and indirect affiliated entities, subsidiaries, related companies and divisions and each of their respective past, present and future stockholders, trustees, members, partners, employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers), directors, officers employees, agents and attorney (individually and in their official capacities), as well as any predecessors, future successors and assigns or estates of any of the foregoing (collectively, “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, arising out of the Employment Agreement or the termination of the Term thereunder or Executive’s employment by the Company or the termination thereof, including, without limitation, under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Federal Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Employee

7

Retirement Income Security Act (“ERISA”), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act (“OWBPA”), as amended, the Worker Adjustment Retraining and Notification Act (“WARN”), as amended, the Fair Labor Standards Act (“FLSA”), as amended, the Occupational Safety and Health Act of 1970 (“OSHA”), and the Sarbanes-Oxley Act of 2002, that the Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Executive’s execution and delivery hereof.  Anything to the contrary notwithstanding, nothing herein shall release the Company or any other Releasees from any claims or damages based on (i) any right the Executive may have to enforce this Release or the provisions of the Employment Agreement which survive a termination of employment, (ii) any right or claim that arises after the date this Release is executed, (iii) any right the Executive may have to vested or accrued benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of the Company, (iv) the Executive’s right to indemnification and advancement of expenses in accordance with applicable laws and/or the certificate of incorporation and by-laws of the Company or Section 10 of the Employment Agreement, or any applicable insurance policy or (v) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and the Company or any other Releasees, on the other hand, are jointly liable.

2.                                       Subject to Executive’s execution, delivery within 21 days(1) of the date of delivery and non-revocation of this Agreement, in accordance with Section [6(b)] [6(c)] [6(d)] [6(e)] of the Employment Agreement the Company shall make the following payments and provide the following benefits to Executive:

[Enumerate amounts and benefits set forth in the applicable subsection of Section 6 of the Employment Agreement]

3.                                       The Executive understands that she has been given a period of 21 days to review and consider this Release before signing it pursuant to ADEA.  The Executive further understands that she may use as much of this 21-day period as the Executive wishes prior to signing.

4.                                       The Executive acknowledges and represents that she understands that she may revoke this Release within 7 days of signing this Release.  Revocation can be made by delivering a written notice of revocation to [                                                  ].  For this revocation to be effective, written notice must be received no later than the close of business on the seventh day after the Executive signs this Release.  If the Executive revokes this Release, the Company shall have no obligations to the Executive under Section 6 of the Employment Agreement.

(1) Substitute 45 days for 21 days if applicable in accordance with the ADEA or OWBPA.  Corresponding change to paragraph 3 to be made and applicable schedule(s) of other terminated employees to be included if applicable.

8

5.                                       The Executive represents and acknowledges that in executing this Release she is not relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Company with regard to the subject matter of this Release.

6.                                       This Release shall not in any way be construed as an admission by the Company or any of the Releasees that it or they have acted wrongfully.

7.                                       Should any provision hereof be invalid or otherwise unenforceable under any law, such provision affected will be curtailed and limited to the extent necessary to bring it within the requirements of law, and the remaining provisions of this Release will remain in full force and effect and be fully valid and enforceable.

8.                                       The Executive represents and agrees (a) that the Executive has, to the extent she desires, discussed all aspects of this Release with her attorney, (b) that the Executive has carefully read and fully understands all of the provisions of this Release, and (c) that the Executive is voluntarily entering into this Release.

9.                                       This Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

PLEASE READ CAREFULLY.  THIS RELEASE INCLUDES
A RELEASE OF CERTAIN KNOWN AND UNKNOWN CLAIMS.

This Release is executed as of the          day of                         , 20    .

Jane T. Elfers

9